                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                              (Amendment No. 1 )

                         Pacific Gulf Properties Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of class of securities)

                                  694396102
--------------------------------------------------------------------------------
                                (CUSIP number)


Check the following box if a fee is being paid with this statement / x / (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

---------------------                                         ------------------
CUSIP No.  694396102                  13G                      Page 2 of 8 Pages
---------------------                                         ------------------


--------------------------------------------------------------------------------
      1  NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                    Morgan Stanley Group Inc.
                    IRS # 13-283-8891
--------------------------------------------------------------------------------
      2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) /  /
                                                                   (b) /  /

--------------------------------------------------------------------------------
      3  SEC USE ONLY


--------------------------------------------------------------------------------
      4  CITIZENSHIP OR PLACE OF ORGANIZATION
                    The state of organization is Delaware.

--------------------------------------------------------------------------------
                  5 SOLE VOTING POWER
                                   0
  NUMBER OF     ----------------------------------------------------------------
   SHARES         6 SHARED VOTING POWER
BENEFICIALLY                 122,600
  OWNED BY      ----------------------------------------------------------------
    EACH          7 SOLE DISPOSITIVE POWER
  REPORTING                        0
 PERSON WITH    ----------------------------------------------------------------
                  8 SHARED DISPOSITIVE POWER
                             635,900
--------------------------------------------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   635,900

--------------------------------------------------------------------------------
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   8.69%

--------------------------------------------------------------------------------
     12  TYPE OF REPORTING PERSON*
                   IA, CO
--------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT !

---------------------                                         ------------------
CUSIP No.  694396102                13G                        Page 3 of 8 Pages
---------------------                                         ------------------


--------------------------------------------------------------------------------
      1  NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
              Morgan Stanley Asset Management Inc.
              IRS # 13-304-0307
--------------------------------------------------------------------------------
      2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) /  /
                                                                 (b) /  /

--------------------------------------------------------------------------------
      3  SEC USE ONLY


--------------------------------------------------------------------------------
      4  CITIZENSHIP OR PLACE OF ORGANIZATION
              The state of organization is Delaware.

--------------------------------------------------------------------------------
                  5 SOLE VOTING POWER
   NUMBER OF                      0
    SHARES      ----------------------------------------------------------------
 BENEFICIALLY     6 SHARED VOTING POWER
   OWNED BY                 119,900
     EACH       ----------------------------------------------------------------
  REPORTING       7 SOLE DISPOSITIVE POWER
 PERSON WITH                      0
                ----------------------------------------------------------------
                  8 SHARED DISPOSITIVE POWER
                            633,200
--------------------------------------------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              633,200

--------------------------------------------------------------------------------
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              8.65%

--------------------------------------------------------------------------------
     12  TYPE OF REPORTING PERSON*
              IA, CO
--------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT !

---------------------                                         ------------------
CUSIP No.  694396102                    13G                   Page 4 of 8 Pages
---------------------                                         ------------------

Item 1 (a)                  Name of Issuer
------------                ------------------

                            Pacific Gulf Properties Inc.

Item 1 (b)                  Address of issuer's principal executive offices
------------                ------------------------------------------------------

                            363 San Miguel Drive
                            Newport Beach, CA 92660

Item 2 (a)                  Name of person filing
------------                -----------------------------------------

                        (a) Morgan Stanley Group Inc.
                        (b) Morgan Stanley Asset Management Inc.

Item 2 (b)                  Principal business office
------------                -----------------------------------------

                        (a) 1585 Broadway
                            New York, New York 10036

                        (b) 1221 Avenue of the Americas
                            New York, New York 10020

Item 2 (c)                  Citizenship
------------                ------------------

                            Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

Item 2 (d)                  Title of class of Securities
------------                -----------------------------------------

                            Common Stock

Item 2 (e)                  Cusip No.
------------                ------------------

                            694396102

Item 3                  (a) Morgan Stanley Group Inc. is (e) an Investment Adviser registered
------------                under section 203 of the Investment Advisers Act of 1940.

                        (b) Morgan Stanley Asset Management Inc. is (e) an Investment Adviser
                            registered under Section 203 of the Investment Advisers Act of
                            1940.

Item 4                      Ownership
------------                ------------------

                            Incorporated by reference to Items (5) - (9) and (11) of the cover page.

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CUSIP No.  694396102                   13G                    Page 5 of 8 Pages
---------------------                                         ------------------



Item 5               Ownership of 5 Percent or Less of a Class
------               -----------------------------------------

                     Inapplicable

Item 6               Ownership of More than 5 Percent on Behalf of Another Person
------               ------------------------------------------------------------

                     Accounts managed on a discretionary basis by Morgan Stanley Asset Management Inc., a wholly owned subsidiary of Morgan Stanley Group Inc., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities.  No such account holds more than 5 percent of the class.


Item 7               Identification and Classification of the Subsidiary Which Acquired
------               ------------------------------------------------------------------
                     the Security Being Reported on By the Parent Holding Company
                     ------------------------------------------------------------

                     Inapplicable

Item 8               Identification and Classification of Members of the Group
------               ---------------------------------------------------------

                     Inapplicable

Item 9               Notice of Dissolution of Group
------               ------------------------------

                     Inapplicable

Item 10              Certification
-------              -------------

                     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

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CUSIP No.  694396102                  13G                     Page 6 of 8 Pages
---------------------                                         ------------------




                       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date :                 February 13, 1997

Signature :            /s/ PETER A. NADOSY
                       -----------------------------------------------------------------------------

Name / Title:          Peter A. Nadosy / Vice Chairman
                       -----------------------------------------------------------------------------
                       MORGAN STANLEY ASSET MANAGEMENT INC.

Date :                 February 13, 1997

Signature :
                       -----------------------------------------------------------------------------

Name / Title:          Edward J. Johnsen / Vice President Morgan Stanley & Co. Incorporated
                       -----------------------------------------------------------------------------
                       MORGAN STANLEY GROUP INC.




                   INDEX TO EXHIBITS                                      PAGE
                   -----------------                                      ----
 EXHIBIT 1     Agreement to Make a Joint Filing                            7
-----------


 EXHIBIT 2     Secretary's Certificate Authorizing Edward J. Johnsen       8
-----------    to Sign on behalf of Morgan Stanley Group Inc.